FORM 4

                          U.S. SECURITIES AND EXCHANGE
                             COMMISSION Washington,
                                   D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person:
        Blake, Allen H.
        600 James S. McDonnell Boulevard
        Hazelwood, Missouri 63042

2.   Issuer Name and Ticker or Trading Symbol:
        First Preferred Capital Trust IV      FBSPrA

3.   IRS Identification Number of Reporting Person, if an entity (Voluntary):

4.   Statement for Month/Day/Year:
        March 28, 2003

5.   If Amendment, Date of Original (Month/Day/Year):
        N/A

6.   Relationship of Reporting Person(s) to Issuer: (Check all applicable)
           X     Director                               10% Owner
         -----                                   -----
           X     Officer (give title below)             Other (Specify below)
         -----                                   -----
     President/CFO/Sec - First Banks, Inc.

7.   Individual or Joint/Group Filing (Check Applicable Line):
          X      Form filed by One Reporting Person
        -----
        _____    Form filed by more than One Reporting Person



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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title of Security: Cumulative Trust Preferred Securities

2.  Transaction Date (Month/Day/Year): March 28, 2003

2A. Deemed Execution Date, if any (Month/Day/Year:    N/A

3.  Transaction Code:
        Code: P
        V:    N/A

4.  Securities Acquired (A) or Disposed of (D):
        Amount:     1,000 shares
        (A)or(D):   (A)
        Price:      $25.00

5.  Amount of Securities Beneficially Owned Following Reported Transaction(s):
    1,000 shares

6.  Ownership Form Direct (D) or Indirect (I): (D)

7.  Nature of Indirect Beneficial Ownership: N/A


Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
         (e.g., puts calls, warrants, options, convertible securities)

1.   Title of Derivative Security: N/A

2.   Conversion or Exercise Price of Derivative Security: N/A

3.   Transaction Date (Month/Day/Year): N/A

3A.  Deemed Execution Date, if any (Month/Day/Year):   N/A

4.   Transaction Code: N/A
        Code:
        V:

5.   Number of Derivative Securities Acquired (A) or Disposed of (D): N/A
        (A):
        (D):
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6.   Date Exercisable and Expiration Date (Month/Day/Year): N/A
        Date Exercisable:
        Expiration Date:

7.   Title and Amount of Underlying Securities: N/A Title: Amount or Number of
     Shares:

8.   Price of Derivative Security: N/A

9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s): N/A

10.  Ownership Form of Derivative Securities: Direct (D) or Indirect (I):   N/A

11.  Nature of Indirect Beneficial Ownership: N/A

Explanation of Responses: N/A


/s/ Allen H. Blake
-----------------------------
    Allen H. Blake
    Signature of Reporting Person

April 1, 2003
-------------
Date